As filed with the Securities and Exchange Commission on October 9, 1996
                                                         Registration No. 333-
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                         SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549
                                    ------------

                                      FORM S-8
                            REGISTRATION STATEMENT UNDER
                             THE SECURITIES ACT OF 1933

                                    ------------


                          NIAGARA MOHAWK POWER CORPORATION
               (Exact Name of Registrant as Specified in its Charter)


              New York                                 15-0265555
   (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
   Incorporation or Organization)


                 300 Erie Boulevard West, Syracuse, New York  13202
            (Address of Principal Executive Offices, including Zip Code)


                EMPLOYEE SAVINGS FUND PLAN FOR REPRESENTED EMPLOYEES
                       OF NIAGARA MOHAWK POWER CORPORATION

              EMPLOYEE SAVINGS FUND PLAN FOR NON-REPRESENTED EMPLOYEES
                       OF NIAGARA MOHAWK POWER CORPORATION
                              (Full Title of Plans)


                                   JOHN W. POWERS
                  Senior Vice President and Chief Financial Officer
                          Niagara Mohawk Power Corporation
                  300 Erie Boulevard West, Syracuse, New York 13202
                                   (315) 474-1511
              (Name, Address and Telephone Number of Agent For Service)


                         CALCULATION OF REGISTRATION FEE
===============================================================================
                                               Proposed         Proposed
                                               Maximum          Maximum
                               Amount to       Offering        Aggregate       Amount of
     Title of Securities           be           Price           Offering     Registration
      to be Registered        Registered<F1>   Per Share<F2>     Price            Fee
-------------------------------------------------------------------------------------------

Common Stock, par value
$1 per share                   5,000,000        $8.125         $40,625,000   $12,311
===========================================================================================

<F1>  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

<F2>  Estimated pursuant to Rule 457(c) and (h)(1), and is being utilized solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Niagara Mohawk Power Corporation Common Stock, par value $1 per share, on the New York Stock Exchange Composite Tape on October 8, 1996.

      Pursuant to Rule 429 of the Securities Act of 1933, as amended, this registration statement also relates as of August 30, 1996 to 1,299,850 shares of Common Stock, $1 par value, registered under Registration Statement 33-54829.

================================================================================

                                 PART I

          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information

         All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.


Item 2.  Registrant Information and Employee Plan Annual
         Information

         All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The following documents filed by Niagara Mohawk Power Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein and shall be deemed to be a part hereof:

           1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A dated June 25, 1996 (which includes the Annual Reports on Form 11-K for the plan year ended December 31, 1995 for the Employee Savings Fund Plan for Represented Employees of Niagara Mohawk Power Corporation and the Employee Savings Fund Plan for Non-Represented Employees of Niagara Mohawk Power Corporation (together, the "Plans")).

           2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

           3.  The Company's Current Report on Form 8-K dated
         March 5, 1996.

           4. Description of the Company's Common stock contained in Registration Statement No. 33-51073 on Form S-3 filed on November 17, 1993 under the Securities Act, including any amendment or report filed for the purpose of updating such description.

           5. Description of the Company's Common stock contained in the Company's registration statement filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof as of the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         The outstanding shares of common stock, par value $1.00 (the "Common Stock") of the Company are, and the Common Stock registered hereunder, will be, fully paid and nonassessable and listed on the New York Stock Exchange. The Transfer Agent is Chemical Bank, 450 West 33rd Street, New York, New York 10001. The Company acts as dividend disbursing agent and maintains stockholder records.

         The following brief summaries of certain provisions contained in the Mortgage Trust Indenture dated as of October 1, 1937, as amended, between the Company and Bankers Trust Company (successor to The Marine Midland Trust Company of New York), as Trustee (the "Mortgage"), and the Company's certificate of incorporation (the "Charter") (copies of which are filed as exhibits to the Registration Statement or incorporated by reference) relating to the Common Stock do not purport to be complete, use certain capitalized terms (not otherwise defined herein) defined in the Mortgage and in the Charter and are qualified in their entirety by express reference to the Mortgage and the Charter.

Dividend Rights

         After payment or setting aside for payment of cumulative dividends on all outstanding issues of Preferred and Preference Stock, the holders of Common Stock are entitled to dividends when and as declared by the Board of Directors out of funds legally available therefor.

         Consent of the holders of two-thirds of the votes of the then outstanding Preferred Stock is required prior to the taking of certain corporate action by the Company or its subsidiaries, including (1) payments or distributions out of capital or capital surplus (other than dividends payable in stock ranking junior to the Preferred Stock) to any holder of any stock ranking junior to the Preferred Stock, and (2) payment of any Common Stock dividend (which includes purchases or acquisitions of and distributions or dividends on Common Stock, other than dividends payable on Common Stock), if (a) the Common Stock dividends during a prescribed 12-month period would exceed 75% of the net income applicable to the Common Stock (as defined in the Charter) for a related 12-month period and the pro forma stock equity junior to the Preferred Stock (as defined in the Charter) would be less than 25% of the Company's pro forma total capitalization (as defined in the Charter), each determined as of the end of such related 12-month period, or if (b) such Common Stock dividends would exceed 50% of such income and such pro forma stock equity junior to the Preferred Stock would be less than 20% of the Company's total pro forma capitalization, each determined as of the end of such related 12-month period. No approval of the holders of Preference Stock is required prior to the taking of comparable corporate action.

         The Mortgage provides that surplus of the Company shall be reserved and held unavailable for distribution as dividends on Common Stock to the extent that, with respect to any fiscal year, the aggregate amount of expenditures for maintenance and repairs plus the aggregate amount credited to depreciation, retirements and other like reserves is less than the sum of 2.25% of the depreciable property of the Company on January 1 of such year. Such provisions have never to date restricted the Company's surplus.

Liquidation Rights

         Upon any dissolution, liquidation or winding up of the Company, the holders of the Common Stock are entitled to receive pro forma all of the Company's assets available for distribution to its stockholders after payment of the full preferential amounts to which holders of stock (including Preferred and Preference Stock) having priority over the Common Stock are entitled.

Voting Rights

         The holders of the Common Stock are entitled to one vote per share. Holders of the Company's Common Stock do not have cumulative voting rights with respect to the election of Directors. Whenever dividends payable on Preferred Stock are in default in an aggregate amount equivalent to four full quarterly dividends on all shares of Preferred Stock then outstanding and thereafter until all dividends thereon are paid or declared and set aside for payment, the holders of the Preferred Stock are entitled to elect a majority of the Board of Directors as then constituted. Whenever dividends payable on Preference Stock are in default in an aggregate amount equivalent to six full quarterly dividends on all shares of Preference Stock then outstanding and thereafter until all dividends thereon are paid or declared and set aside for payment, the holders of the Preference Stock are entitled to elect two members of the Board of Directors as then constituted. No such dividends are now in default.

         The Charter contains a "fair price" provision which (i) requires the approval of the holders of at least 75% of the combined voting power of the then outstanding shares of the Voting Stock (all outstanding shares of capital stock of all classes and series of the Company entitled to vote generally in the election of Directors of the Company), voting as a single class (including at least two-thirds of the combined voting power of the outstanding shares of Voting Stock held by shareholders other than an Interested Shareholder, as defined in the Charter), for certain business combinations involving the Company and any Interested Shareholder, unless (x) the business combination is approved by a majority of Disinterested Directors (as defined in the Charter) or (y) certain minimum price and procedural criteria are met and (ii) requires the affirmative vote of at least 80% of the combined voting power of the Voting Stock, voting as a single class (including at least two-thirds of the combined voting power of the outstanding shares of Voting Stock held by shareholders other than an Interested Shareholder), to after, amend or repeal the "fair price" provision or to adopt any provision inconsistent with the "fair price" provision.

         The Charter also provides for the classification of Directors, with three-year staggered terms, and a requirement of an affirmative vote of 80% of the outstanding shares of Voting Stock, voting together as a single class, is required to alter, amend or repeal the provisions relating to the size and classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

         The Charter further provides that an affirmative vote of 80% of the outstanding shares of Voting Stock, voting together as a single class, is required to alter, amend or repeal the provisions eliminating cumulative voting with respect to the election of Directors by the holders of Common Stock.

Other Rights

         The holders of record of the Common Stock are eligible to participate in the Company's Dividend Reinvestment and Common Stock Purchase Plan. The holders of the Common Stock have no preemptive rights.


Item 5.  Interests of Named Experts and Counsel

         The validity of the shares of Common Stock being offered hereby has been passed upon by Paul J. Kaleta, Esq., Vice President-Law and General Counsel of the Company. Mr. Kaleta owns or has the right to acquire a number of shares of Common Stock equal to less than 0.01% of the Company's outstanding Common Stock.


Item 6.  Indemnification of Directors and Officers

         Sections 721 through 726 of the Business Corporation Law of the State of New York (the "BCL") provide for indemnification of the Company's officers and directors under certain conditions and subject to specific limitations. The BCL permits New York corporations to supplement the statutory indemnification with additional "non-statutory" indemnification for directors and officers meeting a specified standard of conduct and to advance to officers and directors litigation expenses under certain circumstances. As permitted by the BCL,
Article VI of the Company's By-Laws provides for indemnification of, and advancement of litigation expenses incurred by, directors and officers of the Company.

         The Company has also obtained insurance providing for indemnification of directors and officers against certain expenses and liabilities. In addition, pursuant to a 1986 amendment to the BCL, the Company has entered into agreements with certain of the officers and directors of the Company providing for indemnification for the liability of officers and directors not covered by the policy mentioned above. Such additional indemnification does not cover acts committed in bad faith or acts which were the result of active and deliberate dishonesty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Furthermore, Article XIIA of the Certificate of Incorporation of the Company limits, with certain exceptions, the personal liability of a director of the Company to the Company or its shareholders for damages for any breach of duty in such capacity to the fullest extent permitted by the BCL.


Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         In the following exhibit list:

          NMPC refers to the Company; and CNYP refers to Central New York Power Corporation.

         Each document referred to below is incorporated by reference to the files of the Commission, unless the reference to the document is preceded by an asterisk. Previous filings with the Commission are indicated as follows:

         F--CNYP   Registration Statement No. 2-3414;
       CCC--NMPC   Registration Statement No. 2-70860;
       GGG--NMPC   Registration Statement No. 2-82041; and

         e--NMPC Annual Report on Form 10-K for year ended December 31, 1994.



                                                             Incorporation by
                                                                Reference
                                                          ----------------------


                                                                       Previous
 Exhibit                                                  Previous     Exhibit
   No.                Description of Instrument           Filing    Designation
-------- --------------------------------------------    ---------- ------------

4(a)(1)  Certificate of Consolidation of New
         York Power and Light Corporation,
         Buffalo Niagara Electric Corporation,
         and Central New York Power
         Corporation, filed January 5, 1950 in
         the office of the New York Secretary
         of State  ....................................      e       3(a)(1)

4(a)(2)  Certificate of Amendment of
         Certificate of Incorporation of NMPC,
         filed January 5, 1950 in the office
         of the New York Secretary of State  ..........      e       3(a)(2)

4(a)(3)  Certificate of Amendment of Certificate
         of Incorporation of NMPC pursuant to Section 36
         of the Stock Corporation Law of New York,
         filed January 9, 1957 in the office of the
         New York Secretary of State  .................      e       3(a)(5)

4(a)(4)  Certificate of Amendment of Certificate of
         Incorporation of NMPC under Section 805 of the
         Business Corporation Law of New York, filed
         September 22, 1969 in the office of
         the New York Secretary of State  .............      e      3(a)(11)

4(a)(5)  Certificate of Amendment of the Certificate of
         Incorporation of NMPC under Section 805 of the
         Business Corporation Law of New York, filed
         June 4, 1984 in the office of the New
         York Secretary of State  .....................      e      3(a)(35)

4(a)(6)  Certificate of Amendment of Certificate of
         Incorporation of NMPC under Section 805 of the
         Business Corporation Law of New York, filed
         May 27, 1988 in the office of the New
         York Secretary of State  .....................      e      3(a)(42)

4(a)(7)  Specimen of Common Stock, $1 par
         value (not more than 100,000 shares)  ........     GGG      4(a)(4)

4(b)     By-laws of NMPC  .............................      e        3(b)

4(c)(1)  Mortgage Trust Indenture dated as of
         October 1, 1937 between NMPC (formerly CNPC)
         and Bankers Trust Company (successor to The
         Marine Midland Trust Company of New York),
         as Trustee  ..................................      F          1

4(c)(2)  Supplemental Indenture dated as of
         March 1, 1978, supplemental to
         Exhibit 4(c)(1)  .............................     CCC     4(b)(42)

*5(a)    Opinion and Consent of Paul J.
         Kaleta, Esq.

*5(b)    Internal Revenue Service
         Determination Letter, dated March 24,
         1995, with respect to the Employee
         Savings Fund Plan for Represented
         Employees of Niagara Mohawk Power
         Corporation

*5(c)    Internal Revenue Service
         Determination Letter, dated March 24,
         1995, with respect to the Employee
         Savings Fund Plan for Non-Represented
         Employees of Niagara Mohawk Power
         Corporation

         The undersigned Registrant hereby
         undertakes to submit the Plans, each
         as amended, to the Internal Revenue
         Service (the "IRS") in a timely
         manner and to make all changes
         required by the IRS in order to
         qualify the Plans under Section 401
         of the Internal Revenue Code.

*15      Letter regarding unaudited interim
         financial information

*23(a)   Consent of Price Waterhouse

*23(b)    Consent of Paul J. Kaleta, Esq.
         (included in Exhibit 5(a))

*24      Power of Attorney

*99(a)   Niagara Mohawk Power Corporation's
         Employee Savings Fund Plan for
         Represented Employees

*99(b)   Niagara Mohawk Power Corporation's
         Employee Savings Fund Plan for
         Non-Represented Employees

--------
1  Filed October 15, 1937 after effective date of Registration
   Statement No. 2-3414.

Item 9.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i)  To include any prospectus required by Section
         10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

         The Registrant. Pursuant to the requirements of Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on the 9th day of October, 1996.


                        NIAGARA MOHAWK POWER CORPORATION


                              By: /s/ Arthur W. Roos
                                  Arthur W. Roos
                                  Vice President-Treasurer



         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



             Signature                         Title
---------------------------------    -----------------------



             *                       Director
---------------------------
William F. Allyn


             *                       Director, President
---------------------------          and Chief Operating
Albert J. Budney, Jr.                Officer


             *                       Director
---------------------------
Lawrence Burkhardt, III


             *                       Director
---------------------------
Douglas M. Costle


             *                       Director
---------------------------
Edmund M. Davis


             *                       Chairman of the
---------------------------          Board of Directors
William E. Davis                     and Chief Executive
                                     Officer


             *                       Director
---------------------------
William J. Donlon


             *                       Director
---------------------------
Anthony H. Gioia


             *                       Director
---------------------------
Bonnie Guiton Hill

           *                         Director
---------------------------
H. Eugene Lockhart


                                     Director
---------------------------
Henry A. Panasci, Jr.


                                     Director
---------------------------
Patti McGill Peterson


           *                         Director
---------------------------
Donald B. Riefler


           *                         Director
---------------------------
Stephen B. Schwartz


           *                         Director
---------------------------
John G. Wick


           *                         Senior Vice President and
---------------------------          Principal Financial Officer
John W. Powers


           *                         Vice President-Controller and
---------------------------          Principal Accounting Officer
Steven W. Tasker



*By:  /s/ Arthur W. Roos
     -------------------------

(Arthur W. Roos, Attorney-in-Fact)


Date: October 9, 1996

         The Plans. Pursuant to the requirements of the Securities Act, the administrator of the Plans has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on the 9th of October, 1996.

                                   EMPLOYEE SAVINGS FUND PLAN
                                   FOR REPRESENTED EMPLOYEES OF NIAGARA
                                   MOHAWK POWER CORPORATION

                                   EMPLOYEE SAVINGS FUND PLAN
                                   FOR NON-REPRESENTED EMPLOYEES
                                   OF NIAGARA MOHAWK POWER CORPORATION



                              By:   /s/ David J. Arrington
                                   ------------------------------
                                    (David J. Arrington, Chairman,
                                    Employee Savings Fund Plan Committee)

                            INDEX TO EXHIBITS

Exhibit
  No.    Exhibit

5(a)     Opinion and Consent of Paul J. Kaleta, Esq

5(b) Internal Revenue Service Determination Letter, dated March 24, 1995, with respect to the Employee Savings Fund Plan for Represented
         Employees of Niagara Mohawk Power Corporation

5(c)     Internal Revenue Service Determination Letter, dated
         March 24, 1995, with respect to the Employee Savings
         Fund Plan for Non-Represented Employees of Niagara
         Mohawk Power Corporation

15 Letter regarding unaudited interim financial information

23(a)    Consent of Price Waterhouse

23(b)    Consent of Paul J. Kaleta, Esq.
         (included in Exhibit 5(a))

24       Power of Attorney

99(a)    Niagara Mohawk Power Corporation's
         Employee Savings Fund Plan for
         Represented Employees

99(b)    Niagara Mohawk Power Corporation's
         Employee Savings Fund Plan for
         Non-Represented Employees